Exhibit 23.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Idan Karako, President

Felafel Corp.

113 Barksdale Professional Center

Newark, DE 19711

Dear Mr. Karako:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Felafel Corp. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 26, 2012, as of and for the periods ended December 31, 2011 and 2010 and cumulative from inception to December 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

March 21, 2012

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